 Exhibit (i)(3)

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

September 3, 2013

DWS Securities Trust
345 Park Avenue
New York, NY 10154

Ladies and Gentlemen:

We are furnishing this opinion in connection with the Registration Statement of the Trust on Form N-1A (the “Registration Statement”), filed under the Securities Act of 1933, as amended (the “Act”), by DWS Securities Trust (the “Trust”) relating to the registration of an indefinite number of its shares of beneficial interest (the “Shares”) designated as DWS RREEF Real Estate Securities Income Fund.

We have examined the Trust’s Amended and Restated Declaration of Trust, as amended through the date hereof (the “Declaration of Trust”), on file in the office of the Secretary of the Commonwealth of Massachusetts, and the Trust’s Bylaws, as amended through the date hereof, and we are familiar with the actions taken by the Trust’s board of trustees in connection with the proposed issuance and sale of the Shares. We also have examined such other documents and records as we have deemed necessary for the purposes of this opinion.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized under Massachusetts law and, upon original issue and sale and upon receipt by the Trust of the authorized consideration therefor in an amount not less than the applicable net asset value, the Shares so issued will be legally issued, fully paid and nonassessable by the Trust.

The Trust is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires notice of such disclaimer to be given in each written obligation, contract, instrument, certificate, share, other security of the Trust or undertaking made or issued by the trustees or officers. The Declaration of Trust provides for indemnification out of the property of the Trust for all loss and expense of any shareholder of the Trust held personally liable solely by reason of his being or having been a shareholder. Thus, the risk that a shareholder would incur financial loss on account of being or having been a shareholder is limited to circumstances in which the Trust itself would be unable to meet its obligations.

DWS Securities Trust
September 3, 2013

We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of the Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP